Exhibit 99.1

WorldHeart Pauses Enrollment in the Levacor® VAD Bridge-to-Transplant Study

Salt Lake City, UT – February 9, 2011:  World Heart Corporation (WorldHeart; Nasdaq: WHRT), a developer of mechanical circulatory systems, announced today that it has paused enrollment in its Levacor Ventricular Assist Device (VAD) Bridge-To-Transplant (BTT) Study pending U.S. Food and Drug Administration (FDA) review and approval of the previously announced device refinements.

These refinements are the projection of the inflow cannula into the ventricle, the elimination of a false alarm that has led to controller exchanges and the optimization of surface finishing/coating manufacturing processes.  Although WorldHeart still expects that the design modifications will be technically ready in the next two to three months, in light of ongoing communications with the FDA, the timeline for implementation is dependent on review and approval by the FDA which is uncertain.

About the Levacor VAD and World Heart Corporation
The Levacor VAD is the only fully magnetically levitated, bearingless, implantable centrifugal pump to move into clinical trials.  By using magnetic levitation to fully suspend a spinning rotor, the Levacor VAD's only moving part, the pump is designed to eliminate wear and to provide unobstructed clearances for blood flow across a wide range of operation.

WorldHeart is a developer of mechanical circulatory support systems based in Salt Lake City, Utah.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include all statements relating to WorldHeart's Levacor VAD and the timing for WorldHeart to make the device refinements and the timing of resuming enrollment in the BTT Study. Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks involved in the clinical trial of the Levacor VAD; risks in product development, regulatory approvals and market acceptance of and demand for WorldHeart's products; and other risks detailed in WorldHeart's filings with the U.S. Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K for the year ended December 31, 2009 and its Quarterly Reports on Form 10-Q for March 31, 2010,  June 30, 2010 and September 30, 2010.

This news release was distributed by GlobeNewswire, www.globenewswire.com

www.worldheart.com
SOURCE World Heart Corporation
Mr. Morgan Brown of World Heart Corporation, +1-801-303-4361